Exhibit 99.1: Peoples Financial Corporation Press Release Dated January 25, 2023

FOR IMMEDIATE RELEASE

For more information, contact:

Chevis C. Swetman, President and CEO

228-435-8205

cswetman@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS RESULTS

FOR 2022 AND SETS DATE FOR ANNUAL MEETING

BILOXI, MS (January 25, 2023) - Peoples Financial Corporation (the “Company”)(OTCQX Best Market: PFBX), parent of The Peoples Bank (the “Bank”), announced earnings for 2022 and the fourth quarter ending December 31, 2022. The Company also announced that its 2023 annual meeting of shareholders will take place on April 26, 2023.

Earnings

Net income for the fourth quarter of 2022 was $5,250,000 compared to net income of $2,432,000 for the fourth quarter of 2021. The earnings per weighted average common share for the fourth quarter of 2022 were $1.12 compared to earnings per weighted average common share of $0.52 for the fourth quarter of 2021. Per share figures are based on weighted average common shares outstanding of 4,678,186 and 4,640,768 for the fourth quarters 2022 and 2021, respectively.

The improvement in net income for the fourth quarter of 2022 was primarily due to the recognition of an income tax benefit of $2,446,000 and an increase in net interest income of $724,000 to $5,914,000 for the fourth quarter of 2022 as compared with $5,190,000 for the fourth quarter of 2021. Net interest income increased $2,088,000 to $21,550,000 for the year ended December 31, 2022 as compared with $19,462,000 at December 31, 2021. This increase was attributable to higher interest income on securities along with higher interest income on overnight fed funds due to an increase in interest rates.

Net income for the year ended December 31, 2022 was $8,941,000 compared to net income of $8,911,000 for the year ended December 31, 2021. The earnings per weighted average common share for the year ended December 31, 2022 were $1.91 compared to earnings per weighted average common share of $1.84 for the year ended December 31, 2021. Per share figures are based on weighted average common shares outstanding of 4,678,186 and 4,844,248 for the years ended December 31, 2022 and 2021, respectively.

During the fourth quarter of 2022, the Company determined that it was more likely than not that it would realize a certain amount of its deferred tax assets. Prior to that time, the Company had recorded a valuation allowance against its net deferred tax asset. As of December 31, 2022, the Company no longer has a net operating loss carryforward and its projections of future income indicate that reversal of a portion of the valuation allowance was appropriate. Accordingly, an income tax benefit of $2,446,000 was recorded in the fourth quarter of 2022. In 2021 there was a non-recurring reduction in the allowance for loan losses of $5,663,000. This reduction was largely the result of recoveries of $4,838,000 during 2021 related to a previously charged off loan. Results in 2021 also included the settlement of a lawsuit for $1,125,000, $486,000 of which was recovered at the end of 2022. If these non-recurring transactions were removed from the 2022 and 2021 results, the Company’s, income improved in 2022 over 2021 due to higher interest income on securities and overnight fed funds and the recognition of the deferred tax benefit.

Other Real Estate

Other real estate decreased from $1,891,000 at December 31, 2021, to $259,000 at December 31, 2022.

“The Company continues its implementation of its strategic plan focusing on improving asset quality with those efforts resulting in the significant reduction in past due loans, nonaccruals, and other real estate.” said Chevis C. Swetman, chairman and chief executive officer of the Company and the Bank.

Shareholders’ Equity

Total shareholders’ equity decreased from $91,729,000 at December 31, 2021, to $55,194,000 at December 31, 2022. Consistent with a similar decrease experienced during the first three quarters of the year, the decrease was again attributable to $47,431,000 in unrealized losses on the available for sale securities portfolio during 2022 that reduced accumulated other comprehensive income on the Company’s balance sheet, thereby reducing shareholders’ equity. These unrealized losses resulted primarily from higher interest rates that have impacted the current market value of available for sale securities, but they are not related to any credit deterioration within the portfolio. The Company does not foresee a sale of any affected securities in the near future, and it does not currently anticipate any realization of these losses that could impact the Company’s net income in the current year.

The available for sale securities portfolio of $350,168,000 consists primarily of U.S. Treasury securities. Most of the available for sale purchases in the treasury portfolio occurred at the end of 2021 and as these securities mature they are being replaced by higher yielding treasury securities. The Bank’s leverage ratio and total risk-based capital ratios have not been impacted by these unrealized losses on available for sale securities due to an opt-out election previously made by the Bank in accordance with current regulatory capital requirements and therefore remained strong at 10.78% and 21.18%, respectively as of December 31, 2022.

Acquisition of Corporate Trust Business

On March 17, 2022, the Bank signed a definitive agreement with Trustmark National Bank (“Trustmark”) to acquire substantially all of Trustmark’s corporate trust business for a purchase price of $650,000. This book of business was added to the Bank’s existing corporate trust portfolio in its Asset Management and Trust Services Department. The purchase was approved by the Federal Deposit Insurance Corporation and closed on August 15, 2022, during the third quarter of 2022. The Company recorded approximately $150,000 more in trust income during 2022 than in 2021 attributable to the acquisition.

About the Company

Founded in 1896, with $862 million in total assets as of December 31, 2022, The Peoples Bank operates 17 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the Bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

Peoples Financial Corporation’s common stock is listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at the Company’s website, www.thepeoples.com, and at the website of the Securities and Exchange Commission, www.sec.gov.

This news release reflects industry conditions, Company performance and financial results and contains “forward-looking statements,’ which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ materially from the anticipated results and expectation expressed in such forward-looking statements.

Factors that could cause our actual results to differ materially from our forward-looking statements are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Regulation and Supervision” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website and the Company’s website, each of which are referenced above. To the extent that statements in this news release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.

Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this news release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

PEOPLES FINANCIAL CORPORATION
(Unaudited) (In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net interest income	$5,914	$5,190	$21,550	$19,462
Provision for loan losses		(659)	80	(5,663)
Non-interest income	1,906	1,622	6,895	6,470
Non-interest expense	5,001	5,181	21,855	22,622
Income tax	(2,431)	(142)	(2,431)	62
Net income (loss)	5,250	2,432	8,941	8,911
Earnings (loss) per share	1.12	.52	1.91	1.84

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Allowance for loan losses, beginning of period	$3,362	$3,971	$3,311	$4,426
Recoveries	25	65	187	4,838
Charge-offs	(49)	(66)	(240)	(290)
Provision for loan losses	-	(659)	80	(5,663)
Allowance for loan losses, end of period	$3,338	$3,311	$3,338	$3,311

ASSET QUALITY	December 31,
	2022	2021
Allowance for loan losses as a percentage of loans	1.40%	1.38%
Loans past due 90 days and still accruing
Nonaccrual loans	$1,441	$701

PERFORMANCE RATIOS	December 31,
	2022	2021
Return on average assets	1.06%	1.15%
Return on average equity	12.17%	9.55%
Net interest margin	2.64%	2.74%
Efficiency ratio	77%	72%

BALANCE SHEET SUMMARY	December 31,
	2022	2021
Total assets	$861,639	$818,950
Gross Loans	237,878	239,162
Securities	545,385	487,011
Other real estate (ORE)	259	1,891
Total deposits	785,780	704,839
Shareholders' equity	55,194	91,729
Book value per share	11.80	19.61
Weighted average shares	4,678,186	4,844,248